UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 31, 2013

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PROPELL TECHNOLOGIES GROUP, INC.

(Exact name of registrant as specified in its charter)

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Delaware	000-53488	26-1856569
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

1701 Commerce Street, 2nd Floor, Houston, Texas 77002
(Address of Principal Executive Office) (Zip Code)

(713) 227-0480

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On October 31, 2013, Propell Technologies Group, Inc. (“we,” “our,” “us”), entered into a Securities Purchase Agreement (the “Agreement” or “Securities Purchase Agreement”), with Seaside 88, L.P. (“Seaside”), pursuant to which Seaside has agreed to purchase and we have agreed to sell to Seaside up to an aggregate of 10,000,000 shares of common stock (the “Cap”). On November 5, 2013, we held the first closing under the Securities Purchase Agreement and we sold to Seaside an aggregate of 245,710 shares of common stock, $.001 par value per share (which represented 10% of the total number of shares traded during normal hours during the twenty (20) trading days immediately preceding such closing), for gross proceeds to us of $46,930.61.

Subsequent closings will occur under the Agreement every month, commencing on the one-month anniversary of the initial closing date and ending on the earlier of the closing date at which Seaside has purchased an aggregate number of shares equal to the Cap and the one-year anniversary of the initial closing date. At each such subsequent closing, Seaside will purchase that number of shares equal to ten percent (10%) of the total number of shares traded during normal hours during the twenty (20) trading days immediately preceding the applicable subsequent closing date, subject to the Cap.

Seaside has agreed to purchase our shares at each subsequent closing for a price per share equal to the average of the high and low trading prices of the common stock during normal trading hours for the five consecutive trading days immediately prior to a closing date, multiplied by 0.50. If, under this calculation, the purchase price of a share at a subsequent closing does not exceed a floor price of $0.15, that closing will not occur. The failure to hold a closing will not impact the holding of any subsequent closings. Also, Seaside will not be obligated to purchase shares at a closing if such purchase would (a) cause Seaside to beneficially own in excess of 9.9% of our shares or (b) exceed the Cap. In addition, if the proposed amount to be invested by Seaside at any subsequent closing is greater than two and one-half times the amount invested by Seaside at the immediately preceding closing (the “Dollar Limit”), Seaside will have the option to reduce the number of shares purchased at such closing such that the amount of the investment at such closing is an amount equal to as near as possible the applicable Dollar Limit.

Proceeds of the offering are to be used for general working capital purposes.

Seaside agreed that neither it, nor any person acting on its behalf or pursuant to any understanding with it, will execute any purchases or sales, including short sales, of any of our securities during the period commencing with the execution of the Agreement and ending upon the earlier of the date of termination of the Agreement or the date of the final subsequent closing under the Agreement.

We have granted to Seaside a piggy back registration right with regard to the shares issued in the financing, subject to certain conditions and have agreed to pay the fees of counsel to Seaside.  The Agreement contains representations and warranties of the Company and Seaside, certain indemnification provisions and customary conditions to each closing.  We may terminate the Agreement upon prior written notice to Seaside.

In connection with the foregoing, the Company relied upon the exemption from the registration requirements under the Securities Act set forth in Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder.  The securities have not been registered and will not be registered under the Securities Act unless Seaside exercises its piggyback registration rights and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

The foregoing description is qualified in its entirety by reference to the Securities Purchase Agreement attached hereto as Exhibit 10.1 which is incorporated herein by reference thereto.

Item 3.02 Unregistered Sales of Equity Securities

On November 5, 2013, we sold to an institutional accredited investors an aggregate of 245,710 shares of common stock for gross proceeds to us of $46,930.61. The disclosures set forth under Item 1.01 of this Form 8-K are incorporated herein by reference thereto.  The shares were sold to an accredited investor in reliance upon the exemption from the registration requirements set forth in Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

10.1 Securities Purchase Agreement, dated October 31, 2013, by and between the Registrant and Seaside 88, L.P., filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROPELL TECHNOLOGIES GROUP, INC.

Date: November 5, 2013	By:	/s/ John Huemoeller
John Huemoeller Chief Executive Officer